Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of October 1, 2010 (this “Amendment”), by and among TRANSACTION NETWORK SERVICES, INC., a Delaware corporation (“Borrower”), TNS, INC., a Delaware corporation (“Holdings”), the Lenders which have delivered signature pages in accordance herewith (the “Consenting Lenders”) and SUNTRUST BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

WHEREAS, Borrower, Holdings, the Lenders and the Agent are parties to that certain Credit Agreement dated as of November 19, 2009 (as amended from time to time and in effect on the date hereof, the “Credit Agreement”);

WHEREAS, certain New Term Lenders desire to provide to Borrower a New Term Loan in the aggregate principal amount of $50,000,000, pursuant to and in accordance with Section 1.1(e) of the Credit Agreement;

WHEREAS, certain New Revolving Loan Lenders desire to increase the existing Revolving Loan Commitment available to Borrower by the aggregate principal amount of $25,000,000, pursuant to and in accordance with Section 1.1(e) of the Credit Agreement;

WHEREAS, Borrower intends to use the entire proceeds from the Series 1 New Term Loan (as defined in the amendments to the Credit Agreement below) (a) to finance the purchase price for the acquisition by Borrower or any of its Subsidiaries of Cequint, Inc., a Washington corporation, pursuant to that certain Cequint Purchase Agreement (as defined in the amendments to the Credit Agreement below), (b) to pay fees, costs and expenses relating to (i) the Cequint Acquisition (as defined in the amendments to the Credit Agreement below), (ii) the incurrence of the Series 1 New Term Loan and the increase in the existing Revolving Loan Commitment pursuant to the First Joinder Agreement (as defined in the amendments to the Credit Agreement below), (iii) the initial borrowings under the Series 1 New Term Loan and (iv) this Amendment (the foregoing clauses (i) through (iv), together with the payment of fees, costs and expenses in connection therewith, are collectively referred to as the “Transactions”) and (c) for working capital purposes;

WHEREAS, Borrower intends to use the entire proceeds from the increase in the existing Revolving Loan Commitment pursuant to the First Joinder Agreement in accordance with Section 5.11(b) of the Credit Agreement; and

WHEREAS, in connection with the Transactions, Borrower, the Consenting Lenders and the Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Amendments to Credit Agreement.  Subject to satisfaction (or written waiver) of the conditions set forth in Section 3 below, the parties hereto agree that the Credit Agreement is amended as follows:

(a)           Section 1.1(a) is renumbered as Section 1.1(a)(i) and the previously numbered Section 1.1(a)(i) is hereby deleted in its entirety and replaced as Section 1.1(a)(ii) and (iii) as follows:

(ii)           Series 1 New Term Loan.  Subject to the terms and conditions of this Agreement and the First Joinder Agreement and in reliance upon the representations and warranties of Holdings and Borrower contained herein and therein, each New Term Lender party to the First Joinder Agreement (each a “Series 1 Term Lender”), severally and not jointly, has agreed to make a term loan to Borrower in one draw on the First Amendment Effective Date and in an amount equal to its Pro Rata Share of $50,000,000 (the “Series 1 New Term Loan”) pursuant to the terms of the First Joinder Agreement.  Each Series 1 Term Lender shall be a New Term Lender and the Series 1 New Term Loan shall be a New Term Loan and a Series of New Term Loans for all purposes under this Agreement and the other Loan Documents.  The terms and conditions governing the Series 1 New Term Loan set forth in the First Joinder Agreement are hereby incorporated herein and made a part hereof including, without limitation, the repayment and rate of interest terms set forth therein.

(iii)          Term Notes.  The Initial Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(a) (as amended, modified, extended, substituted or replaced from time to time, each an “Initial Term Note” and, collectively, the “Initial Term Notes”), and Borrower shall execute and deliver each Initial Term Note to the applicable Initial Term Lender.  Each Initial Term Note shall represent the obligation of Borrower to pay the amount of the applicable Initial Term Lender’s Term Loan Commitment, together with interest thereon. The Series 1 New Term Loan and any other Series of New Term Loans shall be evidenced by New Term Notes, and Borrower shall execute and deliver each New Term Note to the applicable New Term Lender.  Each New Term Note shall represent the obligation of Borrower to pay the amount of the applicable New Term Lender’s New Term Loan Commitment, together with interest thereon.

(b)           The first sentence of Section 1.1(e)(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

The Borrower may by written notice to Agent elect to request the establishment of one or more new Term Loan commitments (the “New Term Loan Commitments”) and/or (prior to the Commitment Termination Date), an increase to the existing Revolving Loan Commitment (any such increase, the “New Revolving Loan Commitments”); provided that, (i) the aggregate amount of all such New Term Loan Commitments and New Revolving Loan Commitments shall not exceed $100,000,000 minus any New Term Loan Commitments and New Revolving Loan Commitments established pursuant to the First Joinder Agreement and (ii) the aggregate amount of all New Revolving Loan Commitments shall not exceed $50,000,000 minus any New Revolving Loan Commitments established pursuant to the First Joinder Agreement.

(c)           The first sentence of Section 1.2(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender (or in the case of the Swing Line Loan, for the benefit of the Swing Line Lender), in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances which are designated as Index Rate Loans (and for all other Obligations not otherwise set forth below), the Index Rate plus the Applicable Revolver Index Margin per annum or, with respect to Revolving Credit Advances which are designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; (ii) with respect to such portion of the Initial Term Loan designated as Index Rate Loans, the Index Rate plus the Applicable Initial Term Loan Index Margin per annum or, with respect to such portion of the Initial Term Loan designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable Initial Term Loan LIBOR Margin per annum; (iii) with respect to such portion of the Series 1 New Term Loan designated as Index Rate Loans, the Index Rate plus the Applicable Series 1 Term Loan Index Margin per annum or, with respect to such portion of the Series 1 New Term Loan designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable Series 1 Term Loan LIBOR Margin per annum; and (iv) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

(d)           Sections 3.1(j), (k) and (l) of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(j)            unsecured Indebtedness of Holdings or any Subsidiary issued as consideration for any Permitted Acquisition (other than earn-out obligations or other obligations owing to the sellers or their Affiliates with respect to any Permitted Acquisition), provided that (i) after such Permitted Acquisition and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist, (ii) such Indebtedness is on terms and conditions customary for high yield debt offerings currently in the market or is on terms otherwise reasonably satisfactory to the Agent, and (iii) such Indebtedness shall not have any principal payments due prior to the date which is one year following the Term Loan Maturity Date or, if later, the maturity date of any Series of New Term Loans;

(k)           Indebtedness of any Foreign Subsidiaries to Persons other than Borrower or any Subsidiary in support of the working capital needs of such Foreign Subsidiary not to exceed $75,000,000 in the aggregate at any time outstanding; and

(l)            any other unsecured Indebtedness not otherwise described in the foregoing clauses (a) through (k) in an aggregate amount not to exceed $250,000,000 at any time outstanding.

(e)           Sections 3.2(b) and (c) of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(b)           No Negative Pledges.  Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than (i) agreements governing Purchase Money Indebtedness or Indebtedness incurred under Section 3.1(k) otherwise permitted hereby so long as such prohibition or limitation shall apply only against the assets financed thereby and to proceeds thereof; (ii) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (iii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; (iv) restrictions on assignments or sublicensing of licensed Intellectual Property; and (v) agreements evidencing Indebtedness incurred under Section 3.1(j) or Section 3.1(l) so long as such agreements expressly permit the Liens created pursuant to the Loan Documents and the provisions in such agreements prohibiting the creation or assumption of Liens are not in any way more restrictive than such provisions contained in this Agreement prohibiting the creation or assumption of Liens.

(c)           No Restrictions on Subsidiary Distributions to Borrower.  Except as provided herein or except pursuant to agreements relating to Indebtedness incurred under Section 3.1(j), Section 3.1(k) or Section 3.1(l), Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Person’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) except in respect of transfers of property or assets financed or licensed pursuant to agreements governing Purchase Money Indebtedness or Licenses permitted hereby, transfer any of its property or assets to Borrower or any other Subsidiary; provided, however, that agreements relating to Indebtedness incurred under Section 3.1(j) or Section 3.1(l) must, to the extent applicable, expressly permit the execution, delivery and performance of the Loan Documents and such consensual encumbrance or restriction contained therein shall not in any way be more restrictive than such provisions contained in this Agreement.

(f)            Section 3.5(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(e)           In addition to the Stock repurchases permitted by the foregoing clause (c), Borrower may make Restricted Payments to Holdings to permit Holdings to make dividends to its stockholders and repurchase its Stock,

(i)  from the First Amendment Effective Date up to and including April 1, 2012, in an aggregate amount not to exceed $50,000,000; and

(ii)  with respect to any period after April 1, 2012, at any time after Borrower’s delivery of its Compliance, Pricing and Excess Cash Flow Certificate for the Fiscal Year ending December 31, 2011, so long as (A) both at the time of making any such Restricted Payment and after giving effect thereto, no Default or Event of Default exists, (B) both immediately before and after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrower is in compliance with the covenants set forth in Sections 4.2 and 4.3, (C) immediately after giving effect to any such Restricted Payment (and any Advances funded or other amounts expended in connection therewith) Borrower will have Required Availability of not less than $40,000,000 and (D) such Restricted Payments, when aggregated with all Restricted Payments made pursuant to this Section 3.5(e)(ii) do not exceed in an aggregate amount (I) 50% of the cumulative Excess Cash Flow which has been reported by Borrower on a Compliance, Pricing and Excess Cash Flow Certificate delivered to the Agent subsequent to the First Amendment Effective Date (commencing with the Compliance, Pricing and Excess Cash Flow Certificate for the Fiscal Year ending December 31, 2011), if both before and after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio of less than 2.5 to 1.0, (II) an amount equal to the lesser of (x) $30,000,000 and (y) 50% of the cumulative Excess Cash Flow which has been reported by Borrower on a Compliance, Pricing and Excess Cash Flow Certificate delivered to the Agent subsequent to the First Amendment Effective Date (commencing with the Compliance, Pricing and Excess Cash Flow Certificate for the Fiscal Year ending December 31, 2011), if both before and after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio of less than 3.0 to 1.0 but equal to or greater than 2.5 to 1.0 and (III) an amount equal to the lesser of (x) $20,000,000 and (y) 50% of the cumulative Excess Cash Flow which has been reported by Borrower on a Compliance, Pricing and Excess Cash Flow Certificate delivered to the Agent subsequent to the First Amendment Effective Date (commencing with the Compliance, Pricing and Excess Cash Flow Certificate for the Fiscal Year ending December 31, 2011), if both before and after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio equal to or greater than 3.0 to 1.0.

(g)           The Credit Agreement is amended by adding new Sections 3.5(f), (g) and (h) to the end of Section 3.5 as follows:

(f)            Any payments or distributions made by Holdings or any of its Subsidiaries with respect to the “Earn-Out Consideration” as defined in the Cequint Purchase Agreement in accordance with the subordination terms set forth in Section 2.15(j) of the Cequint Purchase Agreement as in effect on First Amendment Effective Date; and

(g)           Payments made with respect to customary earn-out obligations permitted pursuant to clause (i) of Section 3.1 so long as such payments are made in accordance with the subordination term relating thereto; and

(h)           Any payments or distributions made by Holdings or any of its Subsidiaries to any other Subsidiary of Holdings or any of its employees in accordance with Section 2.16 of the Cequint Purchase Agreement (as in effect on the First Amendment Effective Date).

(h)           Section 3.6(v)(C) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(C) (1) if either before or after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio greater than 2.5 to 1.0, the aggregate consideration (excluding up to $150,000,000 per acquisition of consideration paid in the form of Holdings Common Stock and including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target) shall not exceed (I) in connection with any single Permitted Acquisition, $100,000,000 minus any Investments made pursuant to Section 3.3(p) in connection with the consummation of such Acquisition; and (II) in connection with all Permitted Acquisitions since the First Amendment Effective Date, $200,000,000 minus any Investments made pursuant to Section 3.3(p) in connection with the consummation of Acquisitions since the First Amendment Effective Date, or (2) if both before and after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio equal to or less than 2.5 to 1.0, the aggregate consideration (excluding up to $200,000,000 per acquisition of consideration paid in the form of Holdings Common Stock and including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target) shall not exceed (I) in connection with any single Permitted Acquisition, $200,000,000 minus any Investments made pursuant to Section 3.3(p) in connection with the consummation of such Acquisition; and (II) in connection with all Permitted Acquisitions since the First Amendment Effective Date, $350,000,000 minus any Investments made pursuant to Section 3.3(p) in connection with the consummation of Acquisitions since the First Amendment Effective Date.  The consideration paid with respect to the Cequint Acquisition shall not be included for purposes of determining the aggregate amounts permitted by this clause (C).

(i)            Section 3.6(ix) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(ix)           solely in respect of any Permitted Acquisition where the total aggregate consideration exceeds $50,000,000 ((A) excluding (I) if either before or after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio greater than 2.5 to 1.0, up to $150,000,000 of consideration paid in the form of Holdings Common Stock, and (II) if both before and after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio equal to or less than 2.5 to 1.0, up to $200,000,000 of consideration paid in the form of Holdings Common Stock and (B) including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target), EBITDA (calculated with respect to the Target) of the Target for the four quarter period immediately preceding such Permitted Acquisition shall have been at least $1;

(j)            The table set forth in Section 4.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Fiscal Year	Capex Limit
2009	$60,000,000
2010	$75,000,000
2011	$75,000,000
2012	$75,000,000
2013 and each Fiscal Year thereafter	$80,000,000

(k)           Section 4.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

4.2  Maximum Leverage Ratio.

Holdings, Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following:

3.00 to 1.0 for the Fiscal Quarter ending December 31, 2009;

3.00 to 1.0 for the Fiscal Quarter ending March 31, 2010;

2.75 to 1.0 for the Fiscal Quarter ending June 30, 2010;

3.25 to 1.0 for the Fiscal Quarter ending September 30, 2010;

3.25 to 1.0 for the Fiscal Quarter ending December 31, 2010;

3.25 to 1.0 for the Fiscal Quarter ending March 31, 2011;

3.25 to 1.0 for the Fiscal Quarter ending June 30, 2011;

3.25 to 1.0 for the Fiscal Quarter ending September 30, 2011;

3.00 to 1.0 for the Fiscal Quarter ending December 31, 2011;

3.00 to 1.0 for the Fiscal Quarter ending March 31, 2012;

3.00 to 1.0 for the Fiscal Quarter ending June 30, 2012;

2.75 to 1.0 for the Fiscal Quarter ending September 30, 2012;

2.50 to 1.0 for the Fiscal Quarter ending December 31, 2012;

2.50 to 1.0 for the Fiscal Quarter ending March 31, 2013;

2.50 to 1.0 for the Fiscal Quarter ending June 30, 2013;

2.25 to 1.0 for the Fiscal Quarter ending September 30, 2013;

2.25 to 1.0 for the Fiscal Quarter ending December 31, 2013;

2.00 to 1.0 for each Fiscal Quarter ending thereafter

(l)            Section 5.11(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b)           Borrower shall utilize the proceeds of (i) the Initial Term Loan (and, to the extent permitted herein, the Revolving Credit Advances made on the Closing Date) solely to refinance the Existing Credit Agreement (and to pay any related transaction expenses), (ii) the Revolving Loans, the Swing Line Loans and New Term Loans (excluding the Series 1 New Term Loan) to finance Borrower’s ordinary working capital and general corporate needs (including, without limitation, for Investments, Permitted Acquisitions, Restricted Payments and payments with respect to Indebtedness expressly permitted hereunder) and (iii) the Series 1 New Term Loan (A) to finance the purchase price for the acquisition by Borrower or any of its Subsidiaries of Cequint, Inc., a Washington corporation, pursuant the Cequint Purchase Agreement (the “Cequint Acquisition”), (B) to pay fees, costs and expenses relating to (w) the Cequint Acquisition, (x) the incurrence of the Series 1 New Term Loan and the increase in the existing Revolving Loan Commitment pursuant to the First Joinder Agreement, (y) the initial borrowings under the Series 1 New Term Loan and (z) the First Amendment and (C) for working capital purposes.

(m)          The definitions of “Applicable Margin”, “Commitments”, “Funded Debt”, “Joinder Agreement”, “Purchase Documents”, “Restricted Payment” and “Revolving Loan Commitment”  in Annex C of the Credit Agreement are hereby restated in their entirety as follows:

“Applicable Margins” means collectively the Applicable Revolver Index Margin, the Applicable Initial Term Loan Index Margin, the Applicable Series 1 Term Loan Index Margin, the Applicable Revolver LIBOR Margin, the Applicable Initial Term Loan LIBOR Margin and the Applicable Series 1 Term Loan LIBOR Margin.

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment, Initial Term Loan Commitment and each Series of New Term Loan Commitments as set forth in the Register and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, and Term Loan Commitments, which aggregate commitment shall be Four Hundred Seventy-Five Million Dollars ($475,000,000) on the First Amendment Effective Date, as such Commitments may be increased, reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations (including Letter of Credit Obligations) and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons; provided however that Funded Debt shall not include any customary earn-out obligations (including, without limitation, the “Earn-Out Consideration” as defined in the Cequint Purchase Agreement (as in effect on the First Amendment Effective Date)) owing by Holdings or any of its

Subsidiaries incurred in connection with any Permitted Acquisition so long as such obligations constitute Subordinated Debt and any obligation of Holdings or any of its Subsidiaries to make payments or distributions in accordance with Section 2.16 of the Cequint Purchase Agreement (as in effect on the First Amendment Effective Date).

“Joinder Agreement” means (i) the First Joinder Agreement and (ii) any other agreement substantially in the form of Exhibit 1.1(e).

“Purchase Documents” mean (i) the Purchase Agreement and all other documents and agreements required to be entered into and/or delivered pursuant thereto in connection with the acquisition of the Communications Services Group of VeriSign, Inc. by Borrower (including, in each case, all exhibits, annexes and schedules thereto) and (ii) except with respect to Section 6.1(j), the Cequint Purchase Agreement and all other documents and agreements required to be entered into and/or delivered pursuant thereto in connection with the Cequint Acquisition.

“Restricted Payment” means, with respect to Holdings or any of its Subsidiaries (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; (g) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith and indemnities payable in connection with any management services, consulting or like agreement by such Person to any Stockholder of such Person or its Affiliates; and (h) any payment of bonuses, compensation or other payments of a similar nature as described in Section 2.16 of the Cequint Purchase Agreement made to any Person entitled to such payments pursuant to the Retention Bonus Plan, as defined in the Cequint Purchase Agreement, as each such agreement is in effect on the First Amendment Effective Date.

“Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances or incur its Pro Rata Share of Letter of Credit Obligations (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment) as set forth in the Register and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances (including, in the case of the Swing Line Lender, Swing Line Advances) or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Million Dollars ($100,000,000) on the First Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

(n)           The following definitions are added to Annex C of the Credit Agreement in the appropriate alphabetical location:

“Applicable Series 1 Term Loan Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Series 1 New Term Loan, as determined by reference to Section 1 in the First Joinder Agreement.

“Applicable Series 1 Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Series 1 New Term Loan, as determined by reference to Section 1 in the First Joinder Agreement.

“Cequint Acquisition” has the meaning ascribed to it in Section 5.11(b).

“Cequint Purchase Agreement” means that certain Agreement and Plan of Merger dated as of September 8, 2010, by and among Holdings, Thunder Acquisition Corp., a Washington corporation, Cequint, Inc., a Washington corporation and Project Thunder Shareholder Liquidating Trust, as shareholder representative.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among Borrower, Holdings, the Lenders party thereto and the Agent.

“First Amendment Effective Date” means October 1, 2010.

“First Joinder Agreement” means that certain First Joinder Agreement, dated as of the First Amendment Effective Date, by and among each Lender party thereto, Borrower and the Agent.

“Series 1 Term Lender” has the meaning ascribed to it in Section 1.1(a).

“Series 1 New Term Loan” has the meaning ascribed to it in Section 1.1(a).

(o)           Annex C of the Credit Agreement is hereby deleted in its entirety and replaced with Annex C attached hereto as Exhibit B.

Section 2.  Consent of the Lenders.

(a)           Subject to the satisfaction (or written waiver) of the conditions precedent set forth in Section 3 below, the Agent and the Consenting Lenders hereby (i) consent to the Cequint Acquisition pursuant to the terms of the Cequint Purchase Agreement for purposes of Section 3.6 of the Credit

Agreement, (ii) agree that the Cequint Acquisition shall constitute a Permitted Acquisition under the Credit Agreement and (iii) consent to the terms, conditions and effected amendments set forth in the First Joinder Agreement, substantially in the form attached hereto as Exhibit A.

(b)           Each Credit Party hereto acknowledges and agrees that the consents contained in the foregoing subsection shall not be deemed to be or constitute a consent to any future action or inaction on the part of any Credit Party that might result in a Default or Event of Default (after giving effect to the amendments and consents contained herein), and except as expressly set forth in this Amendment, shall not constitute a waiver of any covenant, term or provision in the Credit Agreement or the other Loan Documents, or hinder, restrict or otherwise modify the rights and remedies of the Lenders and the Agent following the occurrence of any present or future Default or Event of Default under the Credit Agreement or any other Loan Document.

Section 3.  Conditions Precedent.  The effectiveness of this Amendment is subject to the truth and accuracy of the representations set forth in Sections 4 and 5 below and receipt by the Agent of each of the following, each of which shall be in form and substance reasonably satisfactory to the Agent (the date upon which each of such conditions precedent has been satisfied, the “Effective Date”):

(a)           counterparts of this Amendment which, when taken together, bear the signatures of Borrower, Holdings, the Requisite Lenders and the Agent;

(b)           duly executed and delivered First Joinder Agreement;

(c)           duly executed originals of (i) New Term Notes substantially in the form of Exhibit C attached hereto for each Series 1 Term Lender (unless such Series 1 Term Lender has elected not to receive a New Term Note evidencing such Obligations to such Series 1 Term Lender) and (ii) Revolving Notes for each Revolving Lender that has a New Revolving Loan Commitment pursuant to the First Joinder Agreement (unless such Revolving Lender has elected not to receive a Revolving Note evidencing such Obligations to such Revolving Lender).

(d)           a Guarantor Acknowledgment substantially in the form of Exhibit D attached hereto, executed and delivered by each Guarantor;

(e)           a certified copy of the duly executed Cequint Purchase Agreement (including all annexes, exhibits, attachments and schedules thereto in executed form, if applicable) and all indemnification agreements, escrow agreements, transition services agreements and other material agreements entered into by the sellers thereto or Holdings in connection therewith, (the “Cequint Purchase Documents”), each of which shall be in form and substance reasonably satisfactory to the Requisite Lenders;

(f)            the Cequint Acquisition shall have been consummated in accordance with the terms and conditions of the Cequint Purchase Agreement and the Cequint Purchase Agreement shall not have been amended or otherwise changed or supplemented or any provision waived or consented to in a manner materially adverse to Agent or the Lenders (as determined by Agent) without the prior written consent of the Agent and the Requisite Lenders;

(g)           certified copies of material governmental approvals and consents, if any, that are required in connection with the consummation of the Transactions;

(h)           a Subsidiary Joinder Agreement substantially in the form of Exhibit E attached hereto duly executed and delivered by each domestic new Subsidiary of Holdings formed or acquired in connection with the Cequint Acquisition that is required to become a Guarantor (the “New Guarantors”) pursuant to the terms of the Credit Agreement and the other parties thereto and, to the extent required by the Loan Documents, such other pledges, security agreements, financing statements, control account agreements, certificates and other instruments and agreements reasonably required to obtain a guaranty of the Obligations by the New Guarantors and to grant and perfect the Agent’s Liens in any assets of Holdings and its Subsidiaries (including any New Guarantor) acquired pursuant to the Cequint Acquisition (collectively, the “Subsidiary Joinder Documents”);

(i)            the items described in clauses J, L, M, N and S of Annex B to the Credit Agreement with respect to any New Guarantor;

(j)            certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable) of each state in which each New Guarantor is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(k)           duly executed and delivered Collateral Assignment of Purchase Documents entered into with respect to the Cequint Purchase Agreement and the other Cequint Purchase Documents substantially in the form of Exhibit F attached hereto;

(l)            evidence of the due authorization by the Credit Parties (other than the New Guarantors) to incur the Series 1 New Term Loan and the New Revolving Commitments described in the First Joinder Agreement and to enter into this Amendment, the First Joinder Agreement and the Guarantor Acknowledgement, in each case, to which it is a party;

(m)          duly executed opinion of Kirkland & Ellis LLP, counsel for the Credit Parties, in form and substance reasonably satisfactory to Agent and dated as of the Effective Date;

(n)           duly executed and delivered certificate signed by the president or chief executive officer or the chief financial officer of Borrower or such other officer of Borrower reasonably satisfactory to the Agent certifying as to the items described in Section 1.1(e)(i)(1), (2) and (3) of the Credit Agreement in substantially the form of Exhibit A to the First Joinder Agreement;

(o)           duly executed and delivered certificate by the chief financial officer of Holdings certifying that Holdings and its Subsidiaries (including the New Guarantors) when taken as a whole are Solvent after giving effect to the Transactions;

(p)           duly executed letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement of the proceeds of the Series 1 New Term Loan on the Effective Date; and

(q)           payment of all fees and expenses due and payable to Agent and the Lenders as of the Effective Date.

Section 4.  Representations.  Each Credit Party party hereto represents and warrants to the Agent and the Lenders that:

(a)           Authorization.  Each Credit Party party hereto has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and the First Joinder Agreement, to which it is a party and to perform its obligations hereunder and under the Credit Agreement, as amended or supplemented by this Amendment and the First Joinder Agreement, in accordance with their respective terms.  This Amendment and the First Joinder Agreement have been duly executed and delivered by a duly authorized officer of each Credit Party party hereto or thereto and each of this Amendment and the Credit Agreement, as is amended or supplemented by this Amendment and the First Joinder Agreement, is a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party, in accordance with its respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity.

(b)           Compliance with Laws, etc.  The execution and delivery by each Credit Party of this Amendment and the First Joinder Agreement, to which it is a party and the performance by such Credit Party of this Amendment, the First Joinder Agreement and the Credit Agreement, as amended or supplemented by this Amendment and the First Joinder Agreement, in accordance with their respective terms, do not and will not: (i) require any consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute a default (with due notice or lapse of time or both) under the organizational documents of any Credit Party, or any Contractual Obligation to which any Credit Party is a party or by which they or any of their properties may be bound, except if such conflicts, breaches or defaults have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Credit Party other than Permitted Encumbrances.

(c)           No Default.  No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment and the Transactions.

Section 5.  Reaffirmation of Representations by the Credit Parties.  Each of the Credit Parties party hereto hereby represents and warrants that all representations and warranties made by such Credit Party to the Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof (without duplication of any materiality qualifier contained therein and except with respect to any representation or warranty that was as of a date certain in which case such representation or warranty was true and correct in all material respects as of such date (without duplication of any materiality qualifier)) after giving effect to this Amendment, the First Joinder Agreement and the Transactions with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 6.  Release.  In consideration of the amendments contained herein, each Credit Party party hereto hereby releases, acquits, and forever discharges the Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of the Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of the Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Loan Documents.  The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of the Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

Section 7.  Effect; Ratification.

(a)           Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect.  The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.  The Credit Agreement is hereby ratified and confirmed in all respects.  Each reference to the Credit Agreement in any of the Loan Documents (including the Credit Agreement) shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment and the First Joinder Agreement.

(b)           Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents, or constitutes a course of conduct or dealing among the parties.  The Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.

(c)           Nothing in this Amendment or the First Joinder Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any collateral (including the Collateral) securing the Obligations.

(d)           This Amendment together with the First Joinder Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 8.  Miscellaneous.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart and sending the same by telecopier, electronic mail, messenger or courier to the Agent.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 9.  Severability.  In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.  Definitions.  All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on the Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be duly executed as of the date first above written.

TRANSACTION NETWORK SERVICES, INC., as Borrower, and TNS, INC., as a Credit Party

By:	/s/ Henry H. Graham, Jr.
Name:	Henry H. Graham, Jr.
Title:	Chief Executive Officer

SUNTRUST BANK,
as Agent, an L/C Issuer and a Lender

By:	/s/ David A. Bennett
Name:	David A. Bennett
Title:	Vice President

SUNTRUST BANK,
on behalf of certain authorizing Lenders

By:	/s/ David A. Bennett
Name:	David A. Bennett
Title:	Vice President

EXHIBIT A

FIRST JOINDER AGREEMENT

FIRST JOINDER AGREEMENT, dated as of October 1, 2010 (this “Agreement”), among each financial institution who is a party to this Agreement as a New Loan Lender (each, a “New Loan Lender” and, collectively, the “New Loan Lenders”), Transaction Network Services, Inc., (the “Borrower”), and SunTrust Bank, as administrative agent (the “Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of November 19, 2009 (as amended by that certain First Amendment to Credit Agreement, dated as of the date hereof (the “First Amendment”) and as further amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Borrower, TNS, Inc. (“Holdings”), the financial institutions party thereto from time to time as Lenders, the Agent and the other parties thereto (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may establish New Term Loan Commitments and/or New Revolving Loan Commitments by, among other things, entering into one or more Joinder Agreements with New Term Lenders and/or New Revolving Loan Lenders, as applicable.

NOW, THEREFORE, in consideration of the foregoing and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Effective as of the date hereof, each New Loan Lender party hereto hereby agrees to commit to provide its respective New Revolving Loan Commitment (in the case of each New Loan Lender that is a New Revolving Loan Lender) and/or New Term Loan Commitment (in the case of each New Loan Lender that is a New Term Lender), as set forth in the Register on the terms and subject to the conditions set forth herein.  The aggregate amount of the New Revolving Loan Commitments made pursuant to this Agreement equals $25,000,000.  The aggregate amount of the New Term Loan Commitments made pursuant to this Agreement equals $50,000,000.

Each New Loan Lender that is not already a Lender under the Credit Agreement acknowledges and agrees that upon its execution of this Agreement and the making of New Revolving Loans and/or Series 1 New Term Loan, as the case may be, such New Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

Each New Loan Lender represents and warrants (i) that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) that it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to provide the New Revolving Loan Commitment and/or New Term Loan Commitment, as applicable, and become a Lender under the Credit Agreement; (iii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent

Exhibit F - 1

financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iv) agrees that it will, independently and without reliance on the Agent, any other New Loan Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender as if such New Loan Lender were an original Lender under, and party to, the Credit Agreement.

Each New Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:

SECTION 1.  Applicable Margin.  Borrower shall pay interest to the Agent, for the ratable benefit of New Loan Lenders making a Series 1 New Term Loan, on the Series 1 New Term Loan being made by each applicable New Loan Lender in accordance with this Agreement in arrears on each applicable Interest Payment Date, at the rate for the Series 1 New Term Loan provided in Section 1.2 of the Credit Agreement; provided that, the Applicable Series 1 Term Loan Index Margin and Applicable Series 1 Term Loan LIBOR Margin shall be determined as set forth below.

As of the First Amendment Effective Date, the Applicable Series 1 Term Loan Index Margin shall equal 3.00% and Applicable Series 1 Term Loan LIBOR Margin shall equal 4.00%.  Thereafter, the Applicable Series 1 Term Loan Index Margin and Applicable Series 1 Term Loan LIBOR Margin shall be adjusted in accordance with the terms of Section 1.2 of the Credit Agreement and determined by reference to the following grids:

Criteria:	Level of Applicable Series 1 Term Loan Index Margin and Applicable Series 1 Term Loan LIBOR Margin:
If the Leverage Ratio is > 1.50, the Borrower’s corporate family rating from Moody’s is lower than Ba3 or the Borrower’s corporate credit rating from S&P is lower than BB-	Level I
If the Leverage Ratio is < 1.50 and the Borrower’s corporate family rating from Moody’s is Ba3 or better and the Borrower’s corporate credit rating from S&P is BB- or better	Level II

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Series 1 Term Loan Index Margin	3.00%	2.50%	n/a	n/a
Applicable Series 1 Term Loan LIBOR Margin	4.00%	3.50%	n/a	n/a

Exhibit A - 2

SECTION 2.  Principal Payments. The Borrower shall make principal payments on the Series 1 New Term Loan in installments on the dates and in the amounts set forth below (“Series 1 Scheduled Installments”):

Date	Series 1 Scheduled Installments
December 31, 2010	$625,000
March 31, 2011	$625,000
June 30, 2011	$625,000
September 30, 2011	$625,000
December 31, 2011	$625,000
March 31, 2012	$625,000
June 30, 2012	$625,000
September 30, 2012	$625,000
December 31, 2012	$625,000
March 31, 2013	$625,000
June 30, 2013	$625,000
September 30, 2013	$625,000
December 31, 2013	$625,000
March 31, 2014	$625,000
June 30, 2014	$625,000
September 30, 2014	$625,000
December 31, 2014	$625,000
March 31, 2015	$625,000
June 30, 2015	$625,000
September 30, 2015	$625,000
November 18, 2015	Remaining Principal Balance

The final installment shall in all events equal the entire remaining principal balance of the Series 1 New Term Loan.  Notwithstanding the foregoing, the outstanding principal balance of the Series 1 New Term Loan shall be due and payable in full on the Term Loan Maturity Date.  Amounts borrowed with respect to the Series 1 New Term Loan and repaid may not be reborrowed.  Series 1 Scheduled Installments shall be New Term Loan Scheduled Installments for purposes of the Credit Agreement and the other Loan Documents.

SECTION 3.  Voluntary and Mandatory Prepayments.  Scheduled installments of principal of the Series 1 New Term Loan set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series 1 New Term Loan in accordance with Section 1.5 of the Credit Agreement.

SECTION 4.  RESERVED.

SECTION 5.  RESERVED.

SECTION 6.  Use of Proceeds. The proceeds of the Series 1 New Term Loan made pursuant to this Agreement shall be used in accordance with Section 5.11(b) of the Credit Agreement.

SECTION 7.  Proposed Borrowing. This Agreement represents Borrower’s request to borrow Series 1 New Term Loan from the New Term Lenders as follows (the “Proposed Borrowing”):

Exhibit A - 3

(a) Business Day of Proposed Borrowing:  October [1], 2010

(b) Amount of Proposed Borrowing:  $50,000,000

(c) Interest rate option:  LIBOR Loans with an initial Interest Period of 3 months

SECTION 8.  Other Terms.  Pursuant to Section 1.1(e) of the Credit Agreement,

(a)                                  (i) each New Revolving Loan Commitment shall be deemed, for all purposes, a Revolving Loan Commitment and a New Revolving Loan Commitment, (ii) each New Revolving Loan made hereunder shall be deemed, for all purposes, a Revolving Loan and a New Revolving Loan and (iii) each New Revolving Loan Lender party hereto shall become, for all purposes, a Revolving Lender and a New Revolving Loan Lender.

(b)                                 (i) each New Term Loan Commitment shall be deemed, for all purposes, a Term Loan Commitment and a New Term Loan Commitment, (ii) each Series 1 New Term Loan made hereunder shall be deemed, for all purposes, a Term Loan, a Series of New Term Loans, and a New Term Loan, (iii) each New Term Lender party hereto shall become, for all purposes, a Term Lender and a New Term Lender and (iv) the terms of the Series 1 New Term Loan shall be, except as otherwise set forth herein or in the Credit Agreement, the same as the Initial Term Loan.

SECTION 9.  Credit Agreement Governs.  Except as set forth in this Agreement, the New Revolving Loans and/or New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

SECTION 10.  Borrower Certifications. By its execution of this Agreement, Borrower hereby certifies that:

(a)                                  all representations and warranties made by any Credit Party contained in the Credit Agreement or in any other Loan Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;

(b)                                 no event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

(c)                                  Borrower has satisfied the conditions set forth in Section 7.2 of the Credit Agreement.

SECTION 11.  Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that:

(a)                                  it shall pay any LIBOR Breakage Fee payable in connection with the New Revolving Loan Commitments;

Exhibit A - 4

(b)                                 it shall deliver or cause to be delivered the fees, legal opinions and documents set forth in Section 3 of the First Amendment; and

(c)                                  set forth on the attached certificate of the president or chief executive officer or chief financial officer of Borrower or such other officer of Borrower reasonably satisfactory to the Agent are the calculations (in reasonable detail) demonstrating that both immediately before and after giving effect to the New Revolving Loan Commitments, the Series 1 New Term Loan, the Cequint Acquisition and the other transactions contemplated by the First Amendment on a Pro Forma Basis, Holdings, Borrower and their respective Subsidiaries are in pro forma compliance with the financial covenants described in Section 4 of the Credit Agreement.

SECTION 12.  Notice.  For purposes of the Credit Agreement, the initial notice address of each New Loan Lender shall be as set forth below its signature below.

SECTION 13.  Tax Forms.  For each relevant New Loan Lender, delivered herewith to the Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Loan Lender may be required to deliver to the Agent pursuant to Sections 1.9(c) and/or (d) of the Credit Agreement.

SECTION 14.  Recordation of the New Loans. Upon execution and delivery hereof, the Agent will record the Series 1 New Term Loan and/or New Revolving Loan Commitment, as the case may be, made or provided by each New Loan Lender in the Register.

SECTION 15.  Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

SECTION 16.  Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

SECTION 17.  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 18.  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.

Exhibit A - 5

SECTION 19.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally left blank]

Exhibit A - 6

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this First Joinder Agreement as of the date first written above.

TRANSACTION NETWORK SERVICES, INC., as Borrower

By:
Name:
Title:

Exhibit A - 7

SUNTRUST BANK, as Agent,

By:
Name:
Title:

[Signatures Page to First Joinder Agreement]

Exhibit A - 8

[NAME OF NEW LOAN LENDER],

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

[Signatures Page to First Joinder Agreement]

Exhibit A - 9